Exhibit 99.1

EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
SEPTEMBER 30, 2004, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED
NOVEMBER 8, 2004

WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, November 5, 2004

     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the third quarter of 2004 amounted to $9,044,000 compared with $7,137,000 for the third quarter of 2003. Unaudited consolidated net income for the first nine months of 2004 was $31,803,000 compared with $65,622,000 for the first nine months of 2003. The 2003 figures included $291,000 of after-tax investment gains realized in the third quarter and $34,753,000 realized in the first nine months. No investment gains or losses were realized in the 2004 periods.

     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting gain (loss)	$(799)	$2,855	$7,834	$11,985
Investment income	6,459	6,211	18,585	24,609
CORT furniture rental business	3,232	(1,601)	3,836	(5,256)
Precision Steel businesses	33	(720)	1,245	(760)
Other	119	101	303	291
Realized investment gains	—	291	—	34,753

Consolidated net income	$9,044	$7,137	$31,803	$65,622

Per share	$1.27	$1.00	$4.47	$9.21

     Excluding after-tax realized investment gains, consolidated earnings increased in the 2004 periods from the comparable 2003 figures. Underwriting results of the insurance businesses declined due principally to a decrease in premium volume for the current year as well as higher losses and expenses in the current quarter. Investment income of the insurance businesses declined for the nine-month period due to a shift from long-term to lower-yielding short-term fixed-maturity investments and cash equivalents, principally in the first half of 2003. The decline in earnings of the insurance businesses for the first nine months was offset by improved results of the furniture rental and industrial businesses.

     Wesco’s Form 10-Q for the quarter ended September 30, 2004 is expected to be filed electronically with the Securities and Exchange Commission on November 9, 2004, and we invite shareholders and the financial media to access it through Wesco’s website (www.wescofinancial.com). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.

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